EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement (Form S-3 No. 333-67015 and Forms S-8 No. 33-55437, 333-95991, 333-95993, 33-27356, 333-35877, 333-96871, 333-85360, 333-45931, 333-118539), as amended, of Sensient Technologies Corporation and in the related Prospectus of our reports dated February 8, 2007, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, Sensient Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

March 1, 2007